EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into this 24th day of September, 2002, by and between INFORMATION PRODUCTS LONGMONT, INC., a Colorado corporation, of 9586 I-25 Frontage Road, Suite 100, Longmont, Colorado 80504 (“Purchaser”), and APPLIED FILMS CORPORATION, a Colorado corporation, of 9586 I-25 Frontage Road, Suite 200, Longmont, Colorado 80504 (“Seller”).

RECITALS

        A.       Seller owns and operates a business engaged in certain glass coating operations (the “Business”), located at 9586 I-25 Frontage Road, Longmont, Colorado 80504 (the “Business Location”). The term “Business” does not include Seller’s business of producing and selling Deposition Equipment (as defined in the Noncompetition Agreement attached as Exhibit E to this Agreement) and does not include the business operations of Suzhou NSG AFC Thin Films Electronics Co., Ltd. (the “STEC Joint Venture”).

        B.      Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller specified assets of Seller used in or related to the Business, on the terms and conditions set forth below.

         C.       Simultaneously with the execution of this Agreement, Seller has delivered to Purchaser the AFC Disclosure Memorandum including the Schedules thereto (the "AFC Disclosure Memorandum").

         D.      The Closing (as defined below) and transfer of the assets contemplated by this Agreement shall occur simultaneously with the execution of this Agreement.

         NOW, THEREFORE, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

        1.1 Purchase and Sale. Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, free and clear of any and all Liens (as defined below), all of the following assets, to the extent owned by Seller and used in or related to the Business as conducted by Seller (collectively, the “Purchased Assets”):

        (a) The assets listed on Schedule 1.1(a) of the AFC Disclosure Memorandum, which assets include, among other things, equipment that Seller has capitalized;

        (b) All the intangible assets, including, without limitation, customer lists, goodwill, sales promotion literature, advertising materials and all other similar intangible assets, but excluding the Excluded Proprietary Rights (as defined below);

         (c) All the inventory listed on Schedule 1.1(c) of the AFC Disclosure Memorandum; (the "Inventory");

        (d) All the purchase orders and other contracts and agreements listed on Schedule 1.1(d) of the AFC Disclosure Memorandum (the “Company Agreements”) and the rights related thereto;

        (e) All Proprietary Rights (as defined below) existing as of the date of this Agreement for which all or substantially all of the use of which relates to the Business (the “Transferred Rights”) subject to existing licenses, whether expressed or implied, to the STEC Joint Venture or to purchasers of deposition equipment manufactured by Seller, but excluding (i) Seller’s Patents (as defined below), (ii) Seller’s Trademarks (as defined below) other than AR 3000 and MDAR 3000 and (iii) any other Proprietary Rights of Seller (clauses (i), (ii) and (iii) are collectively referred to as the “Excluded Proprietary Rights”);

        (f) All other property, rights, privileges and assets, tangible and intangible, of every kind and description, but excluding (i) any capitalized equipment that is not listed on Schedule 1.1(a); (ii) the Excluded Proprietary Rights; (iii) accounts receivable; and (iv) cash and cash equivalents (other than any deposits, advances, non-reoccurring engineering charges or other amounts related to any of the Company Contracts, all of which shall be included in the Purchased Assets).

        1.2 Excluded Assets. The Purchased Assets do not include any assets not described in Section 1.1 of this Agreement or Schedule 1.1(a), 1.1(c) and 1.1(d) of the AFC Disclosure Memorandum. The Purchased Assets do not include (a) Seller’s interest in or assets related to the STEC Joint Venture, (b) any assets related to the production of coating equipment, (c) the names “Applied Films Corporation,” “Applied Films” and derivatives of the same including “AFC” and “AF,” or (d) the Excluded Proprietary Rights.

        1.3 Transfer of Purchased Assets. Seller shall effectively convey, transfer and deliver the Purchased Assets, free and clear of all Liens, to Purchaser at the Closing (as defined below). The conveyance, transfer and delivery of the Purchased Assets by Seller to Purchaser shall be effected by the bills of sale, assignments and other instruments of transfer and conveyance in the form attached hereto as Exhibit A.

        1.4 Assumption of Liabilities. Except as provided below, Purchaser expressly does not assume or agree to assume any liability or obligation of Seller of any kind or nature, whether known or unknown, absolute or contingent, and whether disclosed to Purchaser in its due diligence investigation or in the AFC Disclosure Memorandum, and Purchaser shall not be deemed to have assumed any such liability or obligation, whether by operation of law or otherwise. Notwithstanding the foregoing, Purchaser expressly does assume all of Seller’s executory obligations (only to the extent related to periods of time after the Closing Date) under and agrees to honor (a) those Company Agreements designated as purchase orders on Schedule 1.1(d) of the AFC Disclosure Memorandum, to the extent entered into in the ordinary course of business and consistent with past practice, and approved in writing by Purchaser, and (b) those other Company Agreements designated on Schedule 1.1(d) of the AFC Disclosure Memorandum

as being assumed by Purchaser, a listing of which has been provided to Purchaser and updated through the Closing Date, but excluding any Company Agreements referenced in clause (a) or (b) above (i) for which true and complete copies (or a true and complete description, if any such Company Agreement is oral) of such Company Agreements have not been delivered to Purchaser at least three (3) business days prior to the Closing Date, (ii) that are in default or with respect to which any of the applicable representations and warranties in Article III of this Agreement are not accurate, or (iii) which require the consent of a third party for transfer to Purchaser and Seller has not obtained that consent before Closing. The liabilities and obligations expressly assumed by Purchaser in this Section 1.4 shall be collectively referred to herein from time to time as the “Assumed Liabilities.”

        1.5 License. Simultaneously with the execution of this Agreement the parties have entered into a license agreement with respect to certain Excluded Proprietary Rights in the form attached hereto as Exhibit B (the “License Agreement”). The License Agreement grants Purchaser a perpetual, irrevocable, nonexclusive, royalty-free license to all of the following Excluded Proprietary Rights that are or have been used in, or relate to, the Business, including any Excluded Proprietary Rights that have been created, conceived or developed for use in connection with the Business: (a) copyrights and renewals and applications for registrations thereof, (b) computer software (including all databases, data, documentation and source code), (c) trade secrets and other confidential information, (d) know-how and inventions, (e) any other intellectual property rights, and (f) copies and tangible embodiments thereof, in whatever form or medium; but excluding in each case Patents and Trademarks other than AR 3000 and MDAR 3000 (the “Licensed Rights”).

        1.6 License Back to Seller. Purchaser grants to Seller, its affiliates and their respective successors a perpetual, irrevocable, royalty-free license to all of the Transferred Rights, including under any patents based solely on the Transferred Rights (a) to make, have made, modify, service, lease and sell deposition equipment on an exclusive basis, except that Purchaser, its affiliates and their respective successors shall have the ability to make, modify, service and lease deposition equipment for internal use and (b) to use deposition equipment on a non-exclusive basis. Subject to the restrictions contained in the Noncompetition Agreement, Seller, its affiliates and their respective successors may sublicense any of their rights under the foregoing license, so long as the underlying technology is not subject to a patent of Purchaser, its affiliates or their respective successors. Notwithstanding the foregoing, Seller shall retain the right to grant to purchasers of deposition equipment from Seller an implied license to use the Transferred Rights whether or not such Transferred Rights are subject to a patent.

        1.7 Restriction on Assignment. For the period ending four (4) years after the date of this Agreement, Purchaser shall not sell, assign or otherwise transfer any of the Transferred Rights to a third party that competes against Seller in the business of manufacturing deposition equipment.

ARTICLE II
PURCHASE PRICE AND CLOSING

        2.1 Purchase Price. The total purchase price for the Purchased Assets (the “Purchase Price”) shall be (a) Three Million Six Hundred Thousand Dollars ($3,600,000) for the Purchased Assets other than Inventory; plus (b) One Million Five Hundred Ninety-Six Thousand Four Hundred Thirty-Seven Dollars ($1,596,437) for the Inventory. If Purchaser desires to purchase any assets of Seller in addition to Purchased Assets, Purchaser may notify Seller and the parties may, in their discretion and without obligation, negotiate the sale and price for such additional assets. The parties shall conduct a physical count of the Inventory as soon as practicable after the Closing Date. At the time of the physical count, if one or more items of Inventory is not physically present or is damaged or if Seller’s historical usage data provided to Purchaser is inaccurate, then Seller shall promptly pay to Purchaser in cash, as a reduction to the Purchase Price, an amount equal to the value assigned to such item(s) on Schedule 1.1(c) and, upon receipt of such payment, Purchaser promptly shall return the item or items of Inventory to Seller. Any adjustment made in accordance with this Section shall not be subject to the limitations on indemnification contained in Sections 5.2 or 5.3.

        2.2 Allocation. Pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, Purchaser and Seller hereby agree that the Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.2 of the AFC Disclosure Memorandum. Purchaser and Seller further agree that the above agreement regarding the allocation of the Purchase Price shall be conclusive and binding on the parties for all purposes, and that they will report the transactions contemplated by this Agreement for all tax purposes in accordance with such allocation.

         2.3 Proration. Personal property taxes associated with the Purchased Assets will be prorated between Purchaser and Seller as of the Closing Date.

         2.4 Transfer Taxes. All transfer, sales, or similar tax due as a result of the transaction will be paid by Seller.

        2.5 Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at Varnum, Riddering, Schmidt & Howlett LLP, 333 Bridge Street, N.W., Suite 1700, Grand Rapids, Michigan 49504, or at such other place mutually agreed upon by the parties, simultaneously with the execution of this Agreement (the “Closing Date”). The Closing will be deemed effective as of the close of business on the Closing Date.

         2.6 Actions at Closing.

         (a) At the Closing, Purchaser shall execute and/or deliver, or cause to be executed and/or delivered, to Seller (a) the Purchase Price; (b) resolutions of the board of directors of Purchaser approving the transactions contemplated by this Agreement; and (c) any and all other agreements, certificates, instruments, and other documents required of Purchaser under this Agreement, including, without limitation, the Sublease (as defined below), the Noncompetition Agreement (as defined below), the Services

        Agreement (as defined below), the License Agreement and the Supply Agreement (as defined below), fully executed by Purchaser.

         (b) At the Closing, Seller shall execute and/or deliver, or cause to be executed and/or delivered, to Purchaser (a) bills of sale, certificates of title, endorsements, assignments, and other instruments of conveyance, reasonably acceptable to Purchaser and Seller, sufficient to transfer to Purchaser title to the Purchased Assets in accordance with this Agreement; (b) written consents of third parties, if necessary, with respect to the transactions contemplated by this Agreement; (c) a landlord estoppel certificate and consent with respect to the Sublease; (d) all books, records and other documents included in the Purchased Assets; (e) resolutions of the board of directors of Seller approving the transactions contemplated by this Agreement; and (f) any and all other agreements, certificates, instruments, and other documents required of Seller under this Agreement, including, without limitation, the Sublease, the Noncompetition Agreement, the Services Agreement, the License Agreement and the Supply Agreement (as defined below), fully executed by Seller.

         (c) Purchaser and Seller shall take all further actions and execute and deliver any additional agreements, certificates, instruments, and other documents on or after the Closing Date as Purchaser or Seller shall reasonably request to effectuate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

        Seller represents and warrants to, and covenants with, Purchaser, as a material inducement for Purchaser to enter into this Agreement, the following as of the Closing Date. Simultaneously with the execution of this Agreement Seller has delivered to Purchaser the AFC Disclosure Memorandum, which is complete and accurate in all respects. Each individual Schedule in the AFC Disclosure Memorandum contains exceptions to the specifically identified Section and Subsection contained in this Article and sets forth each exception in reasonable detail, with attached documentation as necessary to reasonably explain the exception. These representations and warranties shall survive any investigation by Purchaser prior to Closing and the Closing for the time periods set forth in Section 5.2 of this Agreement.

        3.1 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Colorado, with full power and authority to own the Purchased Assets and to conduct the Business as presently conducted, and Seller is in good standing in each jurisdiction other than the state of Colorado, if any, where the failure to so qualify would have a material adverse effect on the Business or the Purchased Assets. Except as listed on Schedule 3.1 of the AFC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including, without limitation, the assignment to Purchaser of Seller’s contracts related to the Business, requires the consent or approval of or the giving of notice to, registration, filing or recording with or the taking of any other action by Seller in respect of any federal, state or local governmental authority or any third party.

        3.2 Authorization for Agreement. The execution, delivery, and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary actions and proceedings, and this Agreement is, and any documents or instruments to be executed and delivered by Seller pursuant hereto, are the legal, valid, and binding obligations of Seller enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and judicial decisions affecting the enforcement of creditors’ rights generally.

         3.3 No Violation.

         (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws or other organizational documents of Seller; (ii) violate, conflict with, or result in a breach or default under or termination of (or otherwise give any other contracting party the right to terminate) any material contract or agreement to which Seller is a party or by which it or any of its properties or assets may be bound; (iii) result in the creation of any Lien upon the properties or assets of Seller; (iv) violate any applicable law, rule, regulation, ruling, order, judgment, injunction, award, decree, ordinance or requirement of any governmental entity or agency which is binding upon Seller or its business or assets ("Laws"); or (v) give rise to any right of first refusal or similar right to any third party with respect to the Purchased Assets. For purposes of this Agreement the term "Lien" shall mean any lien (statutory or otherwise), restriction, limitation, security interest, mortgage, deed of trust, loan, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

         (b) Seller has at all times in connection with the Business complied in all material respects with all applicable Laws, and there are no charges, claims or investigations pending or, to Seller's Knowledge, threatened alleging any such conflict or failure to comply therewith. The activities of Seller carried on, in, or about the Business Location are not in violation of or in conflict with any applicable zoning regulation or ordinance applicable thereto.

         (c) Seller has all governmental permits, licenses, certificates of inspection and other authorizations necessary to lawfully conduct its Business and own the Purchased Assets at the locations and in the manner presently conducted (collectively, "Authorizations"), and all such Authorizations are listed on Schedule 3.3 of the AFC Disclosure Memorandum. Seller has not received any notice, and does not have Knowledge of any further Authorizations of the nature referred to above that are or will be required, except for normal renewals of such Authorizations. Seller has not received notice, and does not have Knowledge that any such Authorization will be terminated, suspended or in any way limited.

        3.4 Financial Information. Seller has provided to Purchaser Seller’s financial database related to the Business which contains balance sheets, income statements and other financial information of the Business for fiscal years ended July 1, 2000, June 30, 2001 and June 29, 2002, and monthly financial statements and other financial information for the months ended July 31, 2002 and August 31, 2002 (the “Financial Information”). The Financial Information (a) presents fairly and accurately in all material respects the financial condition of the Business for the dates indicated and results of its operations for the periods then ended, (b) was prepared consistently with past practices and procedures of Seller, and (c) is in accordance with the books and records of the Business. The historical usage data of Inventory included in the Financial Information is true and correct in all respects.

        3.5 Taxes. Seller has (a) filed all federal, state, county, local and foreign income, excise, withholding, property, sales, use, franchise, unemployment compensation and other tax returns and related information which are required to be filed by it, (b) prepared and filed all such tax returns in accordance with applicable Law, and (c) timely paid in full all taxes, interest, penalties, assessments or deficiencies thereon which have become due pursuant to such returns or pursuant to any assessment or which otherwise has become due or payable by Seller. All such returns are true and correct. All monies required to be withheld by Seller from its employees for income taxes, social security and other payroll taxes have been collected or withheld and either paid to the appropriate governmental agencies, set aside in accounts for such purpose or accrued, reserved against and entered upon the books of Seller. Seller is not liable for any taxes or penalties for failure to comply with any of the foregoing. Seller’s unemployment tax rate is 1.72%.

        3.6 No Litigation. Except to the extent described on Schedule 3.6 of the AFC Disclosure Memorandum, Seller is not engaged in, or a party to, or, to the Knowledge of the Seller, threatened with, any legal action, suit, investigation or other proceeding related to or arising in connection with the Business by or before any court, arbitrator or administrative agency, and Seller has no Knowledge that any present or former employee of Seller has any basis for any such action, suit, investigation or proceeding. There are no outstanding orders, rulings, decrees, judgments or stipulations related to or arising in connection with the Business to which Seller is a party or by which it is bound with respect to the Business, by or with any court, arbitrator or administrative agency.

        3.7 Employee Matters. Schedule 3.7 of the AFC Disclosure Memorandum includes a list showing all employees of Seller involved in the Business (the “Business Employees”) and their respective wages, salaries, commissions, bonuses, other compensation, vacations and other fringe benefits as of the Closing Date, none of which was increased or otherwise adjusted within ninety (90) days prior to the Closing Date or in anticipation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.7 of the AFC Disclosure Memorandum, there are no contracts for the employment of any Business Employee with respect to the Seller or any other contract or agreement (whether oral or written) between the Seller and any Business Employee. As of the Closing Date, the Business Employees listed on Schedule 3.7 of the AFC Disclosure Memorandum are sufficient to operate the Business as it has historically been operated. Except as described on Schedule 3.7 of the AFC Disclosure Memorandum, Seller has not within the ninety (90) days prior to the Closing Date: (a) transferred any of its employees involved in the Business to any of Seller’s or any of its affiliates’ other business operations; or

(b) terminated any of its employees involved in the Business. The Business Employees are not involved in any operations of Seller or any of its affiliates other than the Business.

        All accrued obligations of Seller relating to any Business Employees, consultants, independent contractors and agents of Seller in any way related to or working in connection with the Business, whether arising by operation of law, contract, past service or otherwise, which are or may become payable to such persons, entities or agents, have been paid by Seller or shall be paid prior to or when the same are due and owing. Seller does not have any collective bargaining arrangements or other similar agreements covering any of its Business Employees. True, complete and accurate copies of all employee handbooks and policies have been provided to Purchaser.

        Seller has terminated the employment of all of the Business Employees listed on Schedule 3.7 of the AFC Disclosure Memorandum effective as of the Closing Date. The Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq. (“WARN”), or any other similar state, local or foreign statute or government Law, is either inapplicable to the transactions contemplated in this Agreement or Seller has fully complied with all such Laws. Purchaser is responsible for compliance with WARN or any other similar state, local or foreign statute or governmental Law with respect to any notice required to be given to Business Employees hired by Purchaser on the Closing Date as the result of any termination of the employment of any such Business Employees after the Closing Date.

        3.8 Employee Benefit Plans. Except as disclosed on Schedule 3.8 of the AFC Disclosure Memorandum, Seller does not have any employee pension benefit plans, employee welfare benefit plans, incentive compensation plans, benefit plans for retired employees, or any other employee benefit plans of any kind related to Business Employees, or to which Seller has made payments or contributions on behalf of Business Employees (“Plan”), including, without limitation, any plans or contracts providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, phantom stock, stock appreciation rights, restricted stock, deferred compensation, insurance, or retirement benefits of any nature, whether qualified or non-qualified, whether issued, and whether funded or unfunded. True, correct, and complete copies of all Plan texts and all agreements adopted in connection with or relating to the Plans (including descriptions of vacation, sickness, severance, and other personnel policies) have been delivered to Purchaser. All Plans are, and during all applicable limitation periods have been, in compliance with all applicable Laws. There has been no transaction concerning a Plan in connection with which either Seller or Purchaser could be subject to a civil penalty assessed pursuant to any Law. No Plan and no trust created under a Plan has been terminated, partially terminated, curtailed, discontinued, or merged into another Plan or trust, except in compliance with notice and disclosure to applicable parties and governmental agencies as required by Law. There are no payments that have become due from any Plan, the trusts created under the Plan, or from Seller that have not been paid through normal administrative procedures to the Plan participants or beneficiaries entitled to those payments. Seller has made full and timely payment of all required contributions to the Plans and no unfunded liability exists with respect to any Plan. No trust created under any Plan has incurred an accumulated funding deficiency. Neither Seller nor any predecessor of affiliate is, or was at any time, obligated to or has otherwise contributed to, participated in or otherwise been involved in any employee pension benefit plan which is or was a multi-employer plan as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”). To Seller’s Knowledge, there are no unasserted claims pursuant to ERISA with respect to any employee benefit plan of Seller. If any Plan (or any related trust) had been terminated on the date of the latest actuarial valuation, Seller would not have had any liability for further contributions or other payments with respect to the Plan (whether direct liability to the Plan, the trusts, or the participants and beneficiaries of the Plan), and there has been no amendment of any Plan or other occurrence after the date of the latest actuarial valuation that would result in any such liability. There has been no amendment of a Plan or other occurrence after the date of the latest actuarial reports prepared with respect to the Plan that has materially changed the financial or funding condition of the Plan. Seller is not and has never been a party to or otherwise subject to any express or implied agreement or plan to provide health insurance or other benefits to retired employees. Seller has not made any oral or written promises (in summary plan descriptions, brochures, booklets or otherwise) to provide retiree health benefits to participants, beneficiaries or employees.

        3.9 Title to Property and Assets. Seller has good and marketable title to all of the Purchased Assets, and owns all of the Purchased Assets free and clear of all Liens. The Purchased Assets, the real property subject to the Sublease and the Licensed Rights subject to the License Agreement are all of the assets utilized by Seller in connection with and necessary to operate the Business in accordance with past practice. Neither Seller’s interest in or assets related to the STEC Joint Venture, any assets related to the production of coating equipment, any Patents or Trademarks, other than AR 3000 and MDAR 3000, nor the names “Applied Films Corporation,” “Applied Films” and derivatives of the same including “AFC” and “AF,” are used in or relate to the Business. All equipment used in or related to the Business that Seller has capitalized is listed on Schedule 1.1(a). The Business Location is the only location from which the Business’ operations are conducted. All of the tangible Purchased Assets (including without limitation any assets leased under contracts included in the Purchased Assets) are in good condition, ordinary wear and tear excepted. Except for rolling stock, all Purchased Assets are in Seller’s possession at the Business Location.

        3.10 Intellectual Property. After Closing Purchaser shall have the valid, enforceable and unrestricted right to use, without payment to any person or entity, all of the Transferred Rights and the Licensed Rights free and clear of all Liens, subject to existing licenses, whether expressed or implied, to the STEC Joint Venture or to purchasers of equipment manufactured by Seller. Schedule 3.10 of the AFC Disclosure Memorandum contains a list of all of Seller’s Patents (as defined below). None of Seller’s Patents is or has been used in or relates to the Business or any of the Transferred Rights or the Licensed Rights. The Transferred Rights and the Licensed Rights are all of Seller’s Proprietary Rights that are or have been used in or relate to the Business as historically operated by Seller. Except as set forth on Schedule 3.10 of the AFC Disclosure Memorandum, (a) Seller owns or has the right to use, pursuant to a valid and enforceable license, all of the Transferred Rights and the Licensed Rights and to license all Licensed Rights to Purchaser pursuant to the License Agreement, (b) Seller’s use or exploitation of the Transferred Rights or the Licensed Rights has not infringed, and Purchaser’s continued use of such after Closing will not infringe, any Proprietary Rights of any third party anywhere in the world, and (c) to Seller’s Knowledge, no third party has infringed any of the Transferred Rights or the Licensed Rights, provided, however, that Purchaser shall be entitled to indemnification in accordance with this Agreement notwithstanding that Seller may have disclosed information under this Section. Except as set forth on Schedule 3.10 of the AFC Disclosure Memorandum, to Seller’s Knowledge there are no material claims pending or threatened against Seller or any other person asserting the invalidity, misuse, unenforceability or ownership of any of the Transferred Rights or the Licensed Rights.

        For purposes of this Agreement, the term “Proprietary Rights” means all rights in the following (together with all income, royalties, damages and payments thereon (including without limitation damages and payments for past and future infringements or misappropriations thereof), the right to sue and recover for past infringements and misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured): (a) patents and patent applications and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof either owned by Seller or licensed from third parties (the “Patents”), (b) trademarks, service marks, trade dress, trade names and corporate names and registrations, renewals and applications for registration thereof, together with good will associated therewith (the “Trademarks”), (c) copyrights and renewals and applications for registrations thereof, (d) computer software (including all databases, data, documentation and source code), (e) trade secrets and other confidential information, (f) know-how and inventions, (g) any other intellectual property rights, and (h) copies and tangible embodiments thereof, in whatever form or medium.

        3.11 Material Liabilities and Debts. Except as set forth in Schedule 3.11 of the AFC Disclosure Memorandum, Seller has no liability, Indebtedness (as defined below) or obligation related to the Business, absolute or contingent (individually or in the aggregate), except liabilities, Indebtedness and obligations (a) disclosed in the Financial Information, or (b) both (i) incurred in the ordinary course of business, and (ii) individually not in excess of Ten Thousand Dollars ($10,000) and in the aggregate not in excess of Thirty Thousand Dollars ($30,000). For purposes of this Agreement, the term “Indebtedness” shall mean (a) any liability for borrowed money or evidenced by a note or similar obligation given in connection with the acquisition of any asset, (b) all guarantees, endorsements and other contingent obligations with respect to the indebtedness of others, whether or not the same are or should be reflected in Seller’s balance sheet (or notes thereto), except for guarantees by the endorsement of a negotiable instrument for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments due under capital leases.

        3.12 Environmental. Seller is not in violation of, and has not in the past violated, any applicable Environmental Laws (as defined below) in connection with the operation of the Business. To the Knowledge of Seller: (a) no person has used, stored, manufactured or disposed of any Hazardous Substance on, from or affecting any real property owned, leased or used by Seller in connection with the Business (the “Premises”) in any manner violating any Environmental Laws; (b) there are no underground storage tanks located upon or directly adjacent to the Premises; (c) the Premises do not contain any substances which would require remedial action under any Environmental Laws; and (d) no conditions exist with respect to the Premises which would require such remedial action. “Environmental Laws” shall mean any applicable federal, state and local environmental, health, safety, and sanitation statutes, laws, regulations, ordinances, judgments and rulings, interpretations and orders of regulatory and administrative authorities with respect thereto, including, but without limiting the generality of the foregoing, all requirements of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USC 9601 et seq. “Hazardous Substance” means any material or substance defined as a hazardous substance, hazardous material, toxic material or hazardous waste under any Environmental Laws.

        3.13 Company Agreements. The Company Agreements listed on Schedule 1.1(d) of the AFC Disclosure Memorandum are all of the contracts, instruments, agreements, commitments, obligations, plans and arrangements regarding the Business to which Seller is a party, including, without limitation, any of the foregoing which (a) could result in any obligation or liability in excess of Five Thousand Dollars ($5,000); (b) involve or relate to any employee, officer, or director of Seller or any family member of any of the foregoing; or (c) involves the lease of any assets by Seller. Copies of all Company Agreements have been provided to Purchaser. All Company Agreements are valid and enforceable in accordance with their terms against Seller and all other parties thereto. Seller, and, to the best Knowledge of Seller, each other party thereto, have in all material respects performed obligations required to be performed by them to date under such Company Agreements and are not in default (and would not be in default upon the mere passing of time or giving of notice) under any Company Agreements.

        3.14 Absence of Certain Developments. Except as set forth in Schedule 3.14 of the AFC Disclosure Memorandum, in the ninety (90) days prior to the Closing Date, and except as contemplated in this Agreement, Seller has operated its Business in the ordinary course, consistent with past practice, and has not engaged in any extraordinary or unusual transactions or any transactions not consistent with past practice.

         3.15 Real Property. Seller does not own any real property used in the Business.

        3.16 Customers and Suppliers. Set forth in Schedule 3.16 hereto is a list of the names and addresses of the ten (10) largest customers (excluding Purchaser) and the ten (10) largest suppliers (measured by dollar volume of purchases or sales in each case) of the Business and the percentage of Seller’s Business which each such customer or supplier represents or represented during each of the two most recent fiscal years and the period from June 29, 2002, through the Closing Date. Except as set forth in Schedule 3.16, in the one hundred eighty (180) days before Closing there has not been any material adverse change in Seller’s business relationship with any customer or supplier of the Business listed in Schedule 3.16, other than changes due to fluctuations in purchase volumes in the ordinary course of business, nor, to Seller’s Knowledge, could Seller reasonably anticipate a material adverse change as a result of consummation of the transactions contemplated by this Agreement.

        3.17 Products Liability. Except as set forth on Schedule 3.17 to the AFC Disclosure Memorandum, there exists no pending or, to the Knowledge of Seller, threatened action, suit, inquiry, proceeding or investigation by any person or by or before any governmental authority relating to any product manufactured, distributed or sold by Seller in connection with the Business to any person, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty. Except as set forth on Schedule 3.17 to the AFC Disclosure Memorandum, there have been no material actual or threatened actions, suits, inquiries, proceedings and investigations occurring at any time in the five (5) years preceding the Closing Date by any person or by or before any governmental authority relating to any product manufactured, distributed or sold by Seller in connection with the Business to any person, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty. Schedule 3.17 to the AFC Disclosure Memorandum sets forth (a) a specimen copy of each form of written warranty covering products sold by Seller in connection with the Business which has not yet expired, and (b) a summary of the warranty expense incurred by Seller in connection with the Business in connection with the Business during each of its last five (5) fiscal years, and for the period June 29, 2002, through the Closing Date. Seller shall be solely liable for all product warranty and product liability claims relating to products shipped or services provided by Seller on or before the Closing Date.

        3.18 Insurance. All of the Seller’s insurance policies with respect to the Business are outstanding and in full force, all premiums with respect to those policies are currently paid, and all duties of the insured under those policies have been fully discharged.  Schedule 3.18 contains a list of all policies of insurance that Seller owns or holds with respect to the Business, including for each policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the renewal or expiration date, and all pending claims thereunder. Seller’s present insurance coverage with respect to the Business has remained in effect until the Closing.

        3.19 No Material Changes. Except as set forth on Schedule 3.19 of the AFC Disclosure Memorandum or as described in the Financial Information provided to Purchaser pursuant to Section 3.4, there have been no material adverse changes or events substantially affecting the Business or its prospects or financial condition in the one hundred eighty (180) days preceding the Closing Date, other than any change or event relating to the transactions contemplated by this Agreement or relating in general to the economy or the industry in which the Business operates.

        3.20 Accuracy of Documents. Seller has furnished to Purchaser true and correct copies of all Company Agreements and all other contracts, agreements, instruments and documents either listed in the Schedules hereto (except as noted therein) or described in this Agreement as having been provided or made available by Seller to Purchaser.

        3.21 Related-Party Agreements. Except as set forth on Schedule 3.21 of the AFC Disclosure Memorandum, Seller has not entered into any contracts, agreements or commitments with, or made or any payments to or entered into any other business transactions with, any of Seller’s affiliates or (as applicable) their immediate family members with respect to the Business.

        3.22 Knowledge. For purposes of this Agreement, Seller shall be deemed to have “Knowledge” and to have “knowledge” of a fact if any of Seller’s officers, directors, or management level employees have actual knowledge of the fact.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

        Purchaser hereby represents and warrants to, and covenants with, Seller, as a material inducement for Seller to enter into this Agreement, the following as of the Closing Date. These representations and warranties shall survive any investigation by Seller and the Closing for the time periods set forth in Section 5.2 of this Agreement:

        4.1 Organization of Purchaser. Purchaser is a corporation duly organized, legally existing and in good standing under the laws of the State of Colorado, with full power and authority to own the Purchased Assets and to conduct the Business as it is now being conducted. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including, without limitation, the purchase of the Purchased Assets related to the Business, requires the consent or approval of or the giving of notice to, registration, filing a recording with, with the taking of any other action by Purchaser with respect to any federal, state, or local governmental authority or any third party.

        4.2 Authorization for Agreement. The execution, delivery, and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary actions and proceedings, and this Agreement is, and any documents or instruments to be executed and delivered by Purchaser pursuant hereto, are the legal, valid, and binding obligations of Purchaser and enforceable in accordance with their terms, except as limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws and judicial decisions affecting the enforcement of creditors’ rights generally.

        4.3 No Breach. To the actual knowledge of Purchaser’s directors and officers, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any provision of Purchaser’s Articles of Incorporation or Bylaws, or other organizational documents; (ii) violate, conflict with or result in a breach or default under or termination of (or otherwise give any other contracting party the right to terminate) any material contract or agreement to which Purchaser is a party or by which it or any of its properties or assets may be bound; (iii) result in the creation of any Lien under any agreement; or (iv) violate any Laws to which Purchaser is subject.

        4.4 Due Diligence. Without in any way limiting Purchaser’s right to rely on the representations and warranties made by Seller in this Agreement or Purchaser’s right to receive indemnification pursuant to Article V of this Agreement, Purchaser acknowledges that it has had the opportunity to fully investigate the Business and to inspect the Purchased Assets, including the Inventory, and to ask questions of Seller’s executives.

ARTICLE V
INDEMNIFICATION

         5.1 Indemnity.

         (a) Seller shall indemnify, defend and hold harmless Purchaser, Purchaser's affiliates, and their respective directors, officers, employees, shareholders, members, representatives, and agents (collectively, "Purchaser Group Members"), against and with respect to any loss, cost, damage, decrease in value, liability, obligation, claim, reasonable expense (including reasonable professional fees and similar reasonable expenses), or deficiency (collectively, the "Purchaser Indemnified Losses") from, resulting by reason of, or arising in connection with: (i) any and all liabilities of Seller and Seller Group Members (defined below) of any nature, including any liabilities that may be imposed upon Purchaser as a successor to or licensee of Seller, whether accrued, absolute, contingent, or otherwise (including tax and environmental liabilities), other than the Assumed Liabilities; (ii) any inaccuracy, misrepresentation, breach, or nonperformance of any representation, warranty, covenant, undertaking, condition, or agreement made or to be performed by Seller pursuant to this Agreement or any document delivered to Purchaser in the consummation of the transactions contemplated by this Agreement, including the Exhibits to the Agreement; and (iii) any use of the Purchased Assets or operation of the Business on or before the Closing Date.

         (b) Purchaser shall indemnify, defend and hold harmless Seller, Seller's affiliates, and their respective directors, officers, employees, shareholders, members, representatives, and agents (collectively, "Seller Group Members"), against and with respect to any loss, cost, damage, decrease in value, liability, obligation, claim, reasonable expense (including reasonable professional fees and similar reasonable expenses), or deficiency (collectively, the "Seller Indemnified Losses") from, resulting by reason of, or arising in connection with: (i) any inaccuracy, misrepresentation, breach, or nonperformance of any representation, warranty, covenant, undertaking, condition, or agreement made or to be performed by Purchaser pursuant to this Agreement, including the Exhibits to this Agreement; and (ii) any use of the Purchased Assets or operation of the Business by Purchaser or any of its affiliates after the Closing Date.

        5.2 Duration of Indemnification. Any claim for indemnification under this Agreement based upon a breach of a representation or warranty contained in this Agreement, may only be made on or before the date which is two (2) years after the Closing Date, and after such date neither party shall be entitled to claim any such indemnification under this Agreement; provided, however, that a party’s right to seek indemnification for a breach of a representation or warranty shall not expire, but shall survive forever, for claims with respect to the representations and warranties made in Section 3.5 (taxes), Section 3.9 (title), Section 3.10 (intellectual property), Section 3.12 (environmental issues), Sections 3.2 and 4.2 (enforceability) and matters involving fraud. The making of a claim in good faith and in writing for indemnification under this Agreement shall toll the running of the limitation period with respect to that claim.

         5.3 Limits on Indemnification.

         (a) Neither Seller, on the one hand, nor Purchaser, on the other hand, shall have any liability for indemnification under this Agreement based upon a breach of a representation or warranty contained in this Agreement until the aggregate amount of all Purchaser Indemnified Losses incurred by Purchaser relating to such indemnification by Seller, on the one hand, or until the aggregate amount of all Seller Indemnified Losses incurred by Seller relating to such indemnification by Purchaser, on the other hand, exceeds Fifty Thousand Dollars ($50,000) (the "Basket Amount"), at which time Seller, on the one hand, and Purchaser, on the other hand, shall (subject to the other limitations set forth in this Agreement) be liable for all Seller Indemnified Losses or Purchaser Indemnified Losses, as the case may be, including, without limitation, those included in the calculation of the Basket Amount; provided, however, that the foregoing limitation shall not apply with respect to claims related to the representations and warranties made in Section 3.5 (taxes), the first four sentences of Section 3.9 (title), Section 3.10 (intellectual property), Section 3.12 (environmental issues), Sections 3.2 and 4.2 (enforceability) and matters involving fraud.

         (b) Neither Seller, on the one hand, nor Purchaser, on the other hand, shall have any liability for indemnification under this Agreement based upon a breach of a representation or warranty contained in this Agreement once the aggregate amount of Seller Indemnified Losses, with respect to indemnification by Purchaser, or Purchaser Indemnified Losses, with respect to indemnification by Seller, actually paid by such party in the aggregate exceeds the full amount of the Purchase Price; provided, however, that the foregoing limitation shall not apply with respect to claims related to the representations and warranties made in Section 3.5 (taxes), Section 3.9 (title), Section 3.10 (intellectual property), Section 3.12 (environmental issues), Sections 3.2 and 4.2 (enforceability) and matters involving fraud.

         (c) The amount of any Purchaser Indemnified Losses and Seller Indemnified Losses shall be an amount net of any insurance proceeds received from any third party insurer and shall exclude all consequential damages, including, but not limited to, lost profits.

        5.4 Third Party Claims. If any legal proceedings shall be instituted or any claim asserted by any third party in respect of which Seller Group Members on the one hand, or Purchaser Group Members on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity (the “Indemnitee”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) prompt written notice (the “Claims Notice”) thereof. The Claims Notice shall describe the asserted claim in reasonable detail and shall indicate an estimate (if known) of the amount of the Purchaser Indemnified Loss or Seller Indemnified Loss that has been or may be suffered by the Indemnitee. A delay in giving the Claims Notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. Provided that the Indemnifying Party gives the Indemnitee reasonable assurances as to its financial capacity to defend and pay indemnification with respect to any action, claim or suit brought against the Indemnitee with respect to which the Indemnifying Party may have any indemnity liability hereunder, the Indemnifying Party shall be entitled to assume, with counsel reasonably acceptable to the Indemnitee, the defense of any such action, suit or claim, other than any such action, suit or claim that (a) relates to or could reasonably be expected to result in any criminal charges or investigation, (b) that could reasonably be expected to have a material adverse effect on Indemnitee other than the monetary liability that may result, (c) principally seeks any injunctive or equitable relief, in which case the Indemnifying Party and the Indemnitee shall jointly assume the defense, or (d) also includes the Indemnifying Party as a party and Indemnitee reasonably concludes that joint representation would be inappropriate. The Indemnifying Party shall be responsible for any legal or other expenses incurred by the Indemnifying Party in connection with the defense thereof. In the event the Indemnifying Party assumes such defense, the Indemnitee shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. Neither the Indemnifying Party nor the Indemnitee shall make any settlement of any claim or consent to the entry of any judgment without the written consent of the other party (which consent shall not be unreasonably withheld). The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim. Each party, without cost to the other party, shall make available to the other party and their attorneys and accountants all books and records of such party relating to such proceeding or litigation.

ARTICLE VI
OTHER AGREEMENTS

        6.1 License Agreement. Simultaneously with the execution of this Agreement the parties have entered in to a license agreement with respect to the Licensed Rights in the form attached as hereto as Exhibit B (the “License Agreement”).

        6.2 Sublease. Simultaneously with the execution of this Agreement the parties have entered in to a sublease agreement with respect to the Business Location (the “Sublease”), approved by the landlord and in the form attached hereto as Exhibit C.

         6.3 Noncompetition Agreement. Simultaneously with the execution of this Agreement the parties have entered in to a noncompetition agreement, in the form attached hereto as Exhibit D (the "Noncompetition Agreement").

         6.4 Services Agreement. Simultaneously with the execution of this Agreement the parties have entered in to a transition and administrative services agreement, in the form attached hereto as Exhibit E (the "Services Agreement").

        6.5 Supply Agreement. The parties’ current Supply Agreement, dated August 17, 2000, shall automatically terminate as of the Closing. Simultaneously with the execution of this Agreement the parties have entered into a supply agreement, in the form attached hereto as Exhibit F (the “Supply Agreement”).

        6.6 Confidential Information. After the closing of the transactions contemplated by this Agreement, Seller and its representatives and affiliates will keep confidential all confidential and proprietary information related to the Business except to the extent such disclosure may be required by law. Purchaser acknowledges that Seller intends to file this Agreement with the Securities and Exchange Commission as a material contract.

         6.7 Business Employees.

(a) Employee Leasing Arrangements. At Closing, Seller shall lease the Business Employees to Purchaser in accordance with the terms and conditions listed on Exhibit G.

(b) Seller’s Obligations. Seller shall be solely responsible for and shall pay when due any liabilities to the Business Employees relating to periods prior to the Closing and, except as provided in the Employee Leasing Arrangements (as defined in Exhibit G), from Closing until termination of employment by Seller. In addition, Seller shall be solely responsible for and shall pay when due any liabilities resulting from Seller’s termination of such Business Employees, including but not limited to any duties, responsibilities, commitments or obligations of Seller with respect to any qualified or non-qualified employee benefit plan presently or formerly maintained by Seller for the benefit of the Business Employees or any contract or commitment concerning any of the Business Employees. Seller agrees to assist Purchaser in all reasonable respects in connection with Purchaser’s efforts to hire any of the Business Employees as requested by Purchaser.

(c) Purchaser’s Obligations. Purchaser has no obligation to hire or offer employment to any of Seller’s Business Employees. However, Purchaser may without obligation interview, seek employment applications from and employ any of the Business Employees. Purchaser shall be responsible for any liabilities to the Business Employees relating to the hiring, employment and/or termination by Purchaser of any such person employed by Purchaser. Purchaser will offer to any Business Employee hired by Purchaser compensation and benefits substantially comparable to or better than the compensation and benefits described on Schedule 3.7 of the AFC Disclosure Memorandum as being provided by Seller to such Business Employee immediately prior to the Closing, except that Purchaser shall be free to modify and terminate any Business Employee’s compensation and benefits at any time after hiring such Business Employee and Purchaser shall have no obligation to provide any Business Employee the right to participate in any stock option, employee stock purchase, bonus, profit sharing, vision or similar plan maintained by Purchaser or an affiliate of Purchaser. Notwithstanding anything to the contrary in this Agreement: (i) Purchaser will use its reasonable efforts to promptly implement benefit plans for Business Employees as described in the preceding sentence; provided, however, that Purchaser is not obligated to have such benefit plans effective and in place on the Closing Date; and (ii) Purchaser will have no obligation to hire or offer employment to any Business Employee other than on at-will basis.

(d) Nonsolicitation by Seller.During the period under which Purchaser operates the Business under the Sublease, as amended, modified or renewed, Seller shall not, without Purchaser’s prior written consent, directly or indirectly, in any manner or capacity whatsoever, (i) induce or cause, or attempt to induce or cause, any Business Employee working for Purchaserer or any of its affiliates to terminate his or her relationship with Purchaser or any of its affiliates, or (ii) hire or attempt to hire as an employee, or engage or attempt to engage as an independent contractor, any Business Employee working for Purchaser or any of its affiliates.

(e) Nonsolicitation by Purchaser. During the period under which Purchaser operates the Business under the Sublease, as amended, modified or renewed, Purchaser shall not, without Seller's prior written consent, directly or indirectly, in any manner or capacity whatsoever, (i) induce or cause, or attempt to induce or cause, any employee of Seller or any of its affiliates to terminate his or her employment with Seller or any of its affiliates, or (ii) hire or attempt to hire as an employee, or engage or attempt to engage as an independent contractor, any employee of Seller or any of its affiliates.

        6.8 Full Disclosure; Inspection. Seller shall, upon request, provide Purchaser, its counsel, accountants and other authorized representatives, with such information as is reasonably deemed necessary by Purchaser in connection with the transactions contemplated by this Agreement or to verify performance of or compliance with the representations, warranties, covenants and conditions contained in this Agreement. Seller shall make available to Purchaser and its representatives (during ordinary business hours and upon reasonable advance notice by Purchaser) all books, records, contracts, information, assets, real estate and facilities related to the Purchased Assets or the Business and shall afford Purchaser and its representatives (during ordinary business hours and upon reasonable advance notice by Purchaser) full and complete access and the right to inspect all such books, records, contracts, information, assets, real estate and facilities.

ARTICLE VII
MISCELLANEOUS

        7.1 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay all of its respective costs and expenses incident to its negotiation, preparation and performance of this Agreement and all transactions contemplated by this Agreement, including, but not limited to, the fees, expenses and disbursements of its counsel and accountants.

        7.2 Counterparts. This Agreement may be executed in original or by facsimile in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party.

        7.3 Schedules and Exhibits. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement, to the same extent as if set forth verbatim herein.

        7.4 Brokers’ and Finders’ Fees. Each party represents that it has not incurred, and shall not incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated by this Agreement. Each party hereby indemnifies and holds harmless the other party for any such fees or commissions resulting from its actions.

        7.5 Settlement of Disputes. Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Any arbitration shall be conducted in Denver, Colorado. In the event of arbitration, the non-prevailing party shall bear all related costs, including the prevailing party’s reasonable attorneys’ fees. The parties agree that a court of competent jurisdiction may render judgment on and enforce any arbitration award. Either party may seek any interim or preliminary relief, necessary to protect its rights or property pending the completion of arbitration, in a court of competent jurisdiction. Any and all actions brought in court shall be filed and maintained in the Circuit Court of Denver County, Colorado or the federal district court for the District of Colorado. The parties specifically consent and submit to the jurisdiction and venue of such state or federal court.

        7.6 Applicable Law. The terms and conditions of this Agreement shall be governed, construed, interpreted and enforced in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

        7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither party shall assign or delegate this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. Any purported assignment or delegation of this Agreement, in whole or in part, without the prior written consent of the non-assigning party shall be void and of no effect.

        7.8 Modification. This Agreement cannot be amended, altered or modified, unless done so in a writing, signed by a duly authorized representative of the party against whom such modification is sought to be enforced.

        7.9 Waiver. No provision of this Agreement shall be waived by any party hereto, unless such waiver is in a writing, signed by a duly authorized representative of the party against whom such waiver is sought to be enforced. A waiver by either party of any breach or failure to comply with any provision of this Agreement by the other party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

        7.10 Severability. The parties believe that every provision of this Agreement is effective and valid under applicable law, and whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid. If any provision of this Agreement is held, in whole or in part, to be invalid, the remainder of such provision and this Agreement shall remain in full force and effect, with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law.

        7.11 Entire Agreement. This Agreement (including the Exhibits hereto and the AFC Disclosure Memorandum) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. The provisions of this Agreement shall supersede all contemporaneous oral agreements, communications and understandings and all prior oral and written communications, agreements and understandings between the parties with respect to the subject matter of this Agreement. Each party acknowledges that no representation, inducement or condition not set forth herein has been made or relied upon by either party.

        7.12 Notices and Payments. All notices and demands required or permitted by this Agreement shall be in writing. All notices, demands and payments required or permitted by this Agreement shall be deemed properly made: (i) upon personal delivery to the relevant address set forth on the first page of this Agreement or such other relevant address as may be specified in writing by the relevant party; or (ii) three (3) business days after deposit in the United States mail, postage prepaid, registered or certified mail addressed to the relevant address set forth on the first page of this Agreement or such other relevant address as may be specified in writing by the relevant party. Any notice or demand sent to Purchaser must be simultaneously sent to Information Products, Inc., 414 East 40th Street, Holland, Michigan 49423, Attention: Chad D. Quist. Any notice or demand sent to Seller must be sent to the attention of Seller’s Chief Financial Officer with a copy to Varnum, Riddering, Schmidt & Howlett LLP, Attention: Harvey Koning, 333 Bridge Street, NW, Suite 1700, Grand Rapids, Michigan 49504. Proof of sending any notice, demand or payment shall be the responsibility of the sender.

         7.13 Headings. The headings used herein have been used for the convenience of the parties and are not to be used in construing this Agreement.

        7.14 Ordinary Course of Business. As used in this Agreement, the phrases “ordinary and usual course,” “ordinary and usual course of business,” “ordinary course of business” and similar phrases mean activity that is performed in accordance with Seller’s historical and customary practices with respect to the activity.

         7.15 No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other persons (including any employees of Seller) whatsoever.

[Signatures appear on the following page.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Signing Date.

PURCHASER: INFORMATION PRODUCTS LONGMONT, INC.

By:	/s/ Chad Quist Chad Quist Its: President

SELLER: APPLIED FILMS CORPORATION

By:	/s/ Thomas T. Edman Thomas T. Edman President and CEO

        The undersigned unconditionally guarantees the prompt performance and payment by Information Products Longmont, Inc. of all of its obligations under this Agreement, the License Agreement, the Services Agreement and the Noncompetition Agreement.

INFORMATION PRODUCTS, INC.

By:	/s/ Chad Quist Chad Quist Its: President

Exhibit A - Bill of Sale and other transfer documents
Exhibit B - License Agreement
Exhibit C - Sublease
Exhibit D - Services Agreement
Exhibit E - Noncompetition Agreement
Exhibit F - Supply Agreement
Exhibit G - Employee Leasing Arrangements

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

BILL OF SALE AND TRANSFER DOCUMENTS

A-1

EXHIBIT B

LICENSE AGREEMENT

B-1

EXHIBIT C

SUBLEASE

C-1

EXHIBIT D

SERVICES AGREEMENT

D-1

EXHIBIT E

NONCOMPETITION AGREEMENT

E-1

EXHIBIT F

SUPPLY AGREEMENT

F-1

EXHIBIT G

EMPLOYEE LEASING ARRANGEMENTS

        1. Lease of Business Employees. Purchaser shall lease from Seller the Business Employees identified on Schedule 3.7 of the AFC Disclosure Memorandum to work out of the Business Location (the “Employee Lease Arrangements”) until October 15, 2002 or, if sooner, at such time as Purchaser has established employee benefit plans in accordance with Section 6.7 of this Agreement (the “Employee Lease Term”).

        2. Wages and Benefits. Seller shall pay all wages, provide all benefits, withhold and pay all federal and state payroll taxes (including FICA, federal, state and local income tax withholding and federal and state unemployment compensation taxes) and all other expenses and costs associated with the employment of the Business Employees, and will maintain payroll and personnel records for the Business Employees.

        3. Payments. Seller shall invoice Purchaser, in accordance with Seller’s normal payroll practices, the amount necessary to cover the direct payroll costs for providing the Business Employees and Purchaser shall reimburse Seller for such costs. Direct payroll costs include employee wage payments, Seller’s matching FICA, state and federal unemployment taxes, workers’ compensation premiums and Seller’s employee benefits cost for the Business Employees. Seller’s invoices shall provide appropriate detail as to each of the above costs and Seller agrees to maintain records necessary to verify such costs (both in the aggregate and as to each individual Business Employee). Payment on such invoices is due within five business days of the date of the invoice.

        4. Employment Relationship. Each Business Employee shall be employed solely and exclusively by Seller and Seller shall make all decisions concerning the terms and conditions of their employment; provided, however, that during the Employee Lease Term Seller shall continue to employ the Business Employees on the same terms (including compensation and benefits) that Seller employed such employees immediately before the Closing Date.

         5. Compliance With Laws. Seller and Purchaser shall comply with any and all applicable state and federal employment laws, health and safety laws and other laws and regulations applicable to the Employee Lease Arrangements and the services performed by the Business Employees.

        6. Insurance and Related Obligations. Seller shall, at its expense, provide workers’ compensation insurance on the Business Employees, as required by applicable state law. Purchaser shall comply, at its expense, with any reasonable directives from Seller, Seller’s workers’ compensation carrier or any governmental agency having jurisdiction over the Business Employees’ work, health or safety.

         7. Termination. The parties may terminate the Employee Lease Arrangements upon mutual consent. The parties obligations under the Employee Lease Arrangements shall continue after the effective date of termination, as to events occurring on or before the effective date of termination.